SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                           FORM 8-K/A


                         AMENDMENT NO. 1
                               TO
                         CURRENT REPORT
        Pursuant to Section 13 or 15(d) of the Securities
                      Exchange Act of 1934



Date of Report (Date of Earliest Event Reported):  January 31, 1998



                      AMERICA ONLINE, INC.
       (Exact Name of Registrant as Specified in Charter)



    Delaware                     0-19836                54-1322110
(State or Other Jurisdiction  (Commission File Number)  (IRS Employer
of Incorporation)                                     Identification No.)




22000 AOL Way, Dulles, Virginia                      20166
(Address of Principal Executive Offices)           (Zip Code)



Registrant's telephone number, including area code:         (703) 448-8700

     This 8-K/A filing amends an 8-K filed on February 17, 1998.
Item 7 is hereby amended to state as follows:

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Businesses Acquired:

     Interactive Services Division of CompuServe Corporation for the six months ended October 31, 1997 and 1996 (unaudited)

     Interactive Services Division of CompuServe Corporation for the year ended April 30, 1997 with Report of Independent
     Auditors

     (b)  Pro Forma Financial Information:

     Pro Forma Combined Condensed Balance Sheet as of December
     31, 1997 (unaudited)

     Pro Forma Combined Statement of Operations for the six month period ended December 31, 1996 (unaudited)

     Pro Forma Combined Statement of Operations for the six month period ended December 31, 1997 (unaudited)

     Pro Forma Combined Statement of Operations for the year ended June 30, 1997 (unaudited)

     Notes to Unaudited Pro Forma Combined Financial Statements

     (c)  Exhibits:

     The following exhibits are filed as part of this Current
Report pursuant to Item 601 of Regulation S-K:

Exhibit
Number  Description
2.1 Purchase and Sale Agreement dated as of September 7, 1997, by and among America Online, Inc., ANS Communications, Inc. and WorldCom, Inc. (incorporated herein by reference to Exhibit 2 to the Company's Form 8-K, Commission File No. 0-19836, filed September 15,
        1997).
23      Consent of Ernst & Young LLP
99 Press Release dated February 2, 1998 announcing America Online, Inc.'s purchase of the worldwide online services business of CompuServe Corporation plus the receipt of approximately $175 million of cash in exchange for the sale to WorldCom Inc., of ANS Communications, Inc. and related matters (incorporated herein by reference to Exhibit 99 to the Company's Form 8-K, Commission File No. 0-19836, filed February 17, 1998).


                              Financial Statements

             Interactive Services Division of CompuServe Corporation

               For the six months ended October 31, 1997 and 1996

                                   (Unaudited)



                                    Contents


Balance Sheet                                          1

Statements of Operations                               2

Statements of Cash Flows                               3

Notes to Financial Statements                          4



Interactive Services Division of CompuServe Corporation
Balance Sheet
October 31, 1997
(Unaudited)
(in thousands)

Assets
Current Assets:
     Receivables, net                                           $   53,892
     Prepaid expenses                                               21,590
     Other current assets                                            3,259
TOTAL CURRENT ASSETS                                                78,741

Property and equipment, net                                         75,421

Other Assets:
     Deferred subscriber acquisition costs, net                     33,353
     Intangible assets                                               6,074
     Other assets                                                    6,162
TOTAL OTHER ASSETS                                                  45,589

TOTAL ASSETS                                                    $  199,751


Liabilities and Division equity
Current Liabilities:
     Accounts payable                                           $   22,021
     Accrued taxes                                                   (129)
     Accrued salaries, wages and payroll taxes                       7,719
     Accrued royalties                                               3,394
     Deferred revenue                                                5,552
     Other accrued expenses                                         21,398
TOTAL CURRENT LIABILITIES                                           59,955

TOTAL DIVISION  EQUITY                                             139,796

TOTAL LIABILITIES & DIVISION EQUITY                         $      199,751

                             See accompanying notes


Interactive Services Division of CompuServe Corporation
Statements of Operations
for the Six Month Periods Ended October 31, 1997 and 1996
(Unaudited)
(in thousands)

                                                             Six Months
                                                                Ended
                                                        10/31/97     10/31/96
REVENUES
   Interactive Services revenues                           $240,363  $285,507
   Other revenues                                               809     1,604
        TOTAL REVENUES                                      241,172   287,111

COSTS AND EXPENSES
   Costs of revenues                                        169,347   237,767
   Marketing                                                 58,373   117,137
   General and administrative                                10,648    12,195
   Depreciation and amortization                             13,421    13,017
   Product development                                       10,451    12,319
   Nonrecurring items                                             -    25,563
          TOTAL COSTS AND EXPENSES                          262,240   417,998

OPERATING LOSS                                             (21,068) (130,887)

INCOME TAX BENEFIT                                                -    36,979

NET LOSS                                                  ($21,068) ($93,908)
                             See accompanying notes


Interactive Services Division of CompuServe Corporation
Statements of Cash Flows
For the Six Month Periods Ending October 31, 1997 and 1996
(Unaudited)
(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:                          Six Months Ended
                                                              10/31/97  10/31/96
     Net loss                                                $(21,068) $(93,908)
     Adjustments to reconcile net loss to net cash
          used in operating activities:
      Noncash nonrecurring items                                    -    10,156
      Depreciation and amortization                            13,421    13,017
      Amortization of deferred subscriber acquisition costs    32,659    86,255
      Deferred subscriber acquisition costs                   (22,053)  (39,832)
      Deferred tax benefit                                          -   (36,979)
      Changes in:
          Receivables                                           2,136    5,792
          Prepaid expenses                                     (8,832)   (4,734)
          Other current assets                                   (468)    3,504
          Accounts payable                                     (7,362)  (15,443)
          Accrued salaries, wages and payroll taxes               270      (338)
          Accrued taxes                                        (2,354)   (2,931)
          Accrued royalties                                       224        39
          Deferred revenue                                       (272)    2,677
          Other accrued expenses                                1,693    10,668

          Net cash used in operating activities               (12,006)  (62,057)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                       (6,262)   (9,762)

          Net cash used in investing activities                (6,262)   (9,762)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Contribution provided to Division from CompuServe, net     18,268    71,819
          Net cash provided in financing activities            18,268    71,819

Net change in cash and cash equivalents                       $     -  $      -

                             See accompanying notes


1. On January 31, 1998, America Online, Inc. ("AOL") completed the acquisition of the worldwide interactive services division of CompuServe Corporation ("CompuServe") including CompuServe's interactive services wholly-owned subsidiaries, SPRY, Inc. ("SPRY") and CompuServe Works of Wonder ("WOW!") (collectively, the "Division") and $147,000 in cash (excluding $15,000 in cash received as part of the Division and after purchase price adjustments made at closing)in cash pursuant to the previously announced Purchase and Sale Agreement (the "Agreement") dated as of September 7, 1997. Pursuant to the Agreement, AOL purchased the assets and assumed certain existing and future liabilities and obligations of the Division.

2. The financial statements have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

     The statements of operations and balance sheet have been prepared as if the Division had operated as an independent stand-alone entity for the periods presented. The financial statements include allocations of corporate administrative and network services and computer operations costs. Management believes that these allocations are reasonable. These financial statements are not necessarily indicative of the financial position and results of operations which would have occurred had the Division been an independent entity. These financial statements should be read in conjunction with the audited financial statements and notes thereto in the Form 8-K/A filed with the Securities and Exchange Commission on April 17, 1998.

In the opinion of management, the accompanying financial statements include all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position as of October 31, 1997 and results of operations and cashflows of the Division for the six months ended October 31, 1997 and 1996.



                          Audited Financial Statements

                        Interactive Services Division of
                             CompuServe Corporation

                            Year ended April 30, 1997
                       with Report of Independent Auditors



                                    Contents


Report of Independent Auditors                           1

Audited Financial Statements

Balance Sheet                                            2
Statement of Operations                                  3
Statement of Division Equity                             4
Statement of Cash Flows                                  5
Notes to Financial Statements                            6


                         Report of Independent Auditors


The Board of Directors of
America Online, Inc.

We have audited the accompanying balance sheet of the Interactive Services Division of CompuServe Corporation as of April 30, 1997, and the related statements of operations, division equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Interactive Services Division of CompuServe Corporation at April 30, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



March 26, 1998
Columbus, Ohio



Interactive Services Division of CompuServe Corporation
Balance Sheet
April 30, 1997
(Dollars in Thousands)

Assets
Current assets:
   Trade accounts receivables, less allowance for
       doubtful accounts of $7,670                                  $  56,028
   Prepaid expenses                                                    12,758
   Other current assets                                                 2,791
Total current assets                                                   71,577

Property and equipment, net                                            79,543

Other assets:
   Deferred subscriber acquisition costs, net                          43,959
   Intangible assets, less accumulated amortization of $6,598           6,565
   Other assets                                                         4,529

Total other assets                                                     55,053
                                                                    $ 206,173

Liabilities and Division equity
Current liabilities:
   Accounts payable                                                    29,383
   Accrued salaries, wages and payroll taxes                            7,449
   Accrued taxes                                                        2,225
   Accrued royalties                                                    3,170
   Deferred revenue                                                     5,824
   Other accrued expenses                                              19,705
Total current liabilities                                              67,756

Division equity                                                       138,417
Total liabilities and Division equity                               $ 206,173

                           See accompanying notes.


Interactive Services Division of CompuServe Corporation
Statement of Operations
Year ended April 30, 1997
(Dollars in Thousands)

Revenues
Interactive Services                                               $   554,578
Other                                                                    1,980
Total revenues                                                         556,558

Costs and expenses
Costs of revenues                                                      425,869
Marketing                                                              194,427
Product development                                                     25,563
General and administrative                                              26,273
Depreciation and amortization                                           26,814
Nonrecurring charges (Note 7)                                           32,784
Total costs and expenses                                               731,730

Loss before income tax benefit                                        (175,172)
Income tax benefit                                                      36,979
Net loss                                                           $  (138,193)

                             See accompanying notes.


Interactive Services Division of CompuServe Corporation
Statement of Division Equity
Year ended April 30, 1997
(Dollars in Thousands)

Balance at May 1, 1996                                            $    174,566

Net loss                                                              (138,193)

Contribution provided to Division from CompuServe, net                 102,044

Balance at April 30, 1997                                         $    138,417
                             See accompanying notes.



Interactive Services Division of CompuServe Corporation
Statement of Cash Flows
Year ended April 30, 1997
(Dollars in Thousands)

Operating activities
Net loss                                                       $     (138,193)
Adjustments to reconcile net loss to
   net cash used in operating activities:
     Noncash, nonrecurring items                                       17,565
     Depreciation and amortization                                     26,814
     Amortization of deferred subscriber acquisition costs            120,836
     Deferred subscriber acquisition costs                            (68,159)
     Deferred tax benefit                                             (36,979)
     Changes in:
       Receivables                                                      5,619
       Prepaid expenses                                                (4,104)
       Other current assets                                             6,426
       Accounts payable                                               (23,125)
       Accrued salaries, wages and payroll taxes                          291
       Accrued taxes                                                     (576)
       Accrued royalties                                               (3,191)
       Deferred revenue                                                 2,852
       Other accrued expenses                                           9,647
Net cash used in operating activities                                 (84,277)

Investing activities
Purchases of property and equipment                                   (17,767)
Net cash used in investing activities                                 (17,767)

Financing activities
Contribution provided to Division from CompuServe, net                102,044
Net cash provided in financing activities                             102,044

Net increase (decrease) in cash and cash equivalents               $        -

                             See accompanying notes.


             Interactive Services Division of CompuServe Corporation

                          Notes to Financial Statements

                                 April 30, 1997

                             (Dollars in Thousands)

1. Background and Basis of Presentation

Background

On January 31, 1998 America Online, Inc. ("AOL") completed the acquisition of the worldwide interactive services division of CompuServe Corporation ("CompuServe") including CompuServe's online services wholly-owned subsidiaries, SPRY, Inc, ("SPRY") and CompuServe Works of Wonder, Inc., ("WOW!") (collectively the "Division") and $147,000 in cash (excluding $15,000 in cash received as part of the Division and after purchase price adjustments made at closing) pursuant to the previously announced Purchase and Sale Agreement (the "Agreement") dated as of September 7, 1997. Pursuant to the Agreement, AOL purchased the assets and assumed certain existing and future liabilities and obligations of the Division.

In addition, in conjunction with this acquisition, AOL sold a 50% interest in the European component of the Division. The European operations of the Division represented $12,000 of total assets, $156,000 of revenues and $40,000 of the net loss for the Division in 1997.

Effective January 31, 1997, the WOW! service was withdrawn from the market. Refer to Note 7 for related exit costs associated with the withdrawal of WOW! and the effect of WOW! on the Division's results of operations for 1997.

The Division provides computer-based information and communication services to businesses and individual owners of personal computers. Revenues are generated primarily from subscribers paying a monthly membership fee and charges based on usage as well as from fees received from a licensee and distributors of the Division's online service technology.

Basis of Presentation

The accompanying financial statements include the financial position and results of operations of the Division. The financial statements are presented as if the Division had operated as an independent, stand alone entity for the period presented. Such financial statements have been prepared using the historical basis in the financial position and results of operations of the Division. The financial statements include allocations of corporate administrative, network services and computer operations costs as described in Note 8. Management believes these allocations are reasonable. These financial statements are not necessarily indicative of the financial position and results of operations which would have occurred had the Division been an independent entity.


2. Summary of Significant Accounting Policies

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenues

Revenues are recorded in the period in which services are provided or performed. Deferred revenue consists of monthly prepaid subscription fees billed in advance.

The Division received approximately $204,077 of revenues from foreign sources for the year ended April 30, 1997.

Property and Equipment

Buildings, computer hardware, furniture and equipment are recorded at cost and depreciated over the estimated useful lives of the assets, ranging from 3 to 10 years for computer hardware, furniture and equipment and 45 years for buildings, using the straight-line method. Leasehold improvements are amortized over the period of the respective lease using the straight-line method. Maintenance and repairs are expensed as incurred. Expenditures which significantly increase the value of the assets or extend useful lives are capitalized.

Deferred Subscriber Acquisition Costs

Pursuant to Statement of Position 93-7, "Reporting on Advertising Costs"
(SOP 93-7), subscriber acquisition costs which result in a direct revenue-generating response are capitalized and amortized over the period during which future benefits are expected to be received.

Prior to October 1996, the Division amortized its subscriber acquisition costs over a 24-month period, on an accelerated basis (60 per cent in the first twelve months and 40 per cent in the subsequent year), to match subscriber acquisition costs with associated online services revenues, beginning in the month subsequent to the expenditure. In October 1996, the Division changed its rate of amortization of deferred subscriber acquisition costs to more closely correlate with the recent trends in subscriber retention rates and member net revenues. The new rate of amortization is 50 per cent in the first 3 months, 30 per cent in the next 9 months, and 20 per cent in the subsequent year. In conjunction with this change in amortization rates, the Division accelerated amortization of previously deferred subscriber acquisition costs with a writedown totaling $34,500 as of October 31, 1996. Additionally, all previously deferred subscriber acquisition costs totaling $8,300 for WOW! and $2,500 for SPRY were also written off, reflecting the high costs to service this high usage, flat-priced service The total $45,300 adjustment of deferred subscriber acquisition costs is included in marketing expenses. Amortization of deferred subscriber acquisition costs was $120,836 (including the $45,300 adjustment for deferred subscriber acquisition costs) for the year ended April 30, 1997 and is included in marketing costs. Direct response advertising costs incurred to obtain new online service subscribers are recoverable from monthly revenues generated from those subscribers within a short period of time after the related costs are incurred.

The Division expenses advertising costs not classified as direct response the first time the advertising takes place.

Product Development Costs

The Division capitalizes costs incurred for the development of computer software when the project has reached technological feasibility, and continues to capitalize such costs until the product is available for release to the general public. Capitalized costs include direct labor and related fringe benefits for software produced by the Division and the costs of software purchased from third parties. Research and development costs incurred prior to technological feasibility are expensed as incurred. The Division amortizes product development costs based upon the greater of the amount using (a) the rates that current gross revenues for a product bears to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated life of the product commencing the month after the date of product release. Unamortized product development costs of $2,814 are included in intangible assets with amortization expense of $2,055 recorded for the year.

Intangible Assets

The excess cost of SPRY, Inc. over the fair value of net tangible assets acquired and other intangibles is being amortized over 5 years on a straight-line basis. Unamortized goodwill of $3,751 is included in intangible assets with amortization expense recorded for the year of $1,574.

Asset Impairments

At each balance sheet date, a determination is made by management, in accordance with Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," to ascertain whether property and equipment, goodwill and other intangible assets have been impaired based on the sum of expected future undiscounted cash flows from operating activities. At year end, the Division believes that property and equipment, deferred subscriber acquisition costs, and intangible assets at April 30, 1997 are realizable and the depreciation and amortization periods are appropriate.

Cash and Cash Equivalents

CompuServe provides a centralized cash management function; accordingly, the Division does not maintain separate cash accounts and its cash disbursements and collections are settled through Division equity.

Foreign Currency Translation

Assets and liabilities of the Division's foreign operations are translated into U.S. dollars at exchange rates prevailing at the end of the period. Substantially all revenues from foreign sources are billed and collected in U.S. dollars. Expense transactions conducted in foreign currency are translated at the average of exchange rates in effect during the period. Translation adjustments are not significant and are included in Division equity.

Disclosures Regarding Financial Instruments

For all financial instruments, including receivables, accrued liabilities and accounts payable, the carrying value is considered to approximate fair value due to the relatively short maturity of the respective instruments.

Income Taxes

CompuServe filed consolidated Federal income tax returns with its parent company on a calendar year basis. The income tax benefit included in these financial statements has been calculated as if the Division were a stand alone taxpayer not eligible to be included in the consolidated income tax return of CompuServe's parent following the provisions of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

3. Property and Equipment

A summary of property and equipment at April 30, 1997 follows:

Land                                                $     840
Buildings                                              25,987
Computer equipment                                     91,528
Furniture and equipment                                25,636
Leasehold improvements                                  3,683
                                                      147,674
Less accumulated depreciation and amortization        (68,131)
                                                    $  79,543

Depreciation and amortization of property and equipment for the year ended April 30, 1997 amounted to $22,375. Software license fees with net unamortized values of $3,459 are included in other assets. Amortization expense for the year ended April 30, 1997 was $810.

4. Income Taxes

The income tax benefit recorded in these financial statements has been calculated as if the Division were a stand alone taxpayer on a separate return basis not eligible to be included in the consolidated income tax return of CompuServe's parent. Accordingly, in lieu of a receivable from CompuServe's parent, the current tax benefit for 1997 has been treated as an operating loss carryforward subject to a valuation allowance at April 30, 1997 to reduce deferred tax assets to amounts determined realizable under the provisions of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

The income tax benefit for the year ended April 30, 1997 is comprised of the following:

Current benefit                     $     -
Deferred tax benefit                 36,979
                                    $36,979

The following table reconciles the statutory U.S. Federal income tax benefit to the actual income tax benefit recognized:

                                                                    Percentage
                                                                         of
                                                          Amount    pretax loss

Income tax benefit at the federal statutory rate          $ 61,310      35.0%
Increase (decrease) in income tax benefit resulting from:
   Goodwill amortization                                    (2,694)     (1.5%)
   State income taxes, net of Federal tax benefit            4,050       2.3%
   Loss, for which no tax benefit was derived              (25,966)    (14.8%)
   Other                                                       279         -
                                                          $ 36,979      21.0%

4. Income Taxes

A summary of deferred income taxes at April 30, 1997 follows:

Deferred tax assets:
  Difference between accrual and cash basis accounting      $   1,269
  Deferred compensation                                         1,235
  Impairment of non-performing assets                           2,573
  Net operating loss carryforwards                             42,344
  Other                                                           114
Total deferred tax assets                                      47,535
  Valuation allowance for deferred tax assets                 (25,966)
Net deferred tax assets                                     $  21,569

Deferred tax liabilities:
  Depreciation                                              $   4,110
  Deferred subscriber acquisition costs                        16,173
  Product development costs                                     1,286
Total deferred tax liabilities                              $  21,569

The net operating loss carryforwards included in deferred tax assets expire in the year 2012.

5. Commitments

The Division leases facilities and equipment. The Division's rental expense under operating leases totaled $8,434 in 1997. Future minimum payments under non cancelable operating leases with initial terms of one year or more consist of the following:

1998                          $11,563
1999                            9,544
2000                            6,540
2001                            2,323
2002                            1,834
2003 and thereafter             3,050
Total                         $34,854

6. Contingencies

During fiscal 1997, TeleTech Teleservices, Inc. and TeleTech Telecommunications, Inc. (collectively, "TeleTech") commenced an action in the United States District Court, Southern District of Ohio against CompuServe Incorporated for alleged violations of certain outsourcing contracts between TeleTech and CompuServe Incorporated related to the WOW! online service. TeleTech seeks recovery under a liquidated damages provision and other compensatory damages. CompuServe Incorporated has filed counterclaims alleging multiple breaches by TeleTech of the outsourcing contracts, including breach of fiduciary duty, breach of confidentiality, and breach of the non-compete and employee non-solicitation provisions of the outsourcing contracts by TeleTech. Management believes it has meritorious defenses and counterclaims, and is vigorously pursuing this litigation.

CompuServe in the ordinary course of business is threatened with or named as a defendant in various lawsuits related to the operations of the Division. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that, except for the matters described herein, the final resolution of any threatened or pending litigation is not likely to have a material adverse effect on the financial statements of the Division.

7. Nonrecurring Charges

During fiscal year 1997, the Division incurred nonrecurring charges totaling $32,784 relating to the sale of certain assets and business operations of the corporate computer software group of SPRY, Inc.; the withdrawal of the family-oriented WOW! Online service; the consolidation of U.S.-based staff functions and office facilities; the renegotiation of certain third-party customer service agreements; the write-off of certain obsolete software costs for billing and customer service systems which are no longer being utilized and the write-off of investments in certain content and technology providers due to their deteriorated financial performance. Of the total charge, $15,219 requires the outlay of cash. As of April 30, 1997, all employees who were included in the employee severance accrual have been terminated by CompuServe.

The activity of these special charges is as follows:

                                          1997                   Balance at
                                        Provision   Activity   April 30, 1997

Computer software group sale            $  9,192    $  8,282   $    910
WOW! discontinuation                       7,914       7,301        613
Facilities consolidation                   4,161       1,120      3,041
Employee severance                         2,167       2,167          -
Writedown of assets                        9,350       9,350          -
                                        $ 32,784     $28,220   $  4,564

The balances in these restructuring reserves at April 30, 1997 are included in other accrued expenses. Total revenues and operating losses for the computer software group of SPRY were immaterial to the 1997 financial statements. Total revenues for WOW! during fiscal year 1997 totaled $6,500. Direct operating expenses attributable to WOW!, exclusive of allocable network and host computing costs, totaled $33,900 for fiscal year 1997.

8. Allocations

CompuServe has not historically required the Division to reimburse it for the following allocated expenses. Accordingly, the cancellation of liabilities associated with allocations has been reflected as a contribution to the Division.

Corporate Allocations

CompuServe operated two operating divisions, interactive services and network services. The allocation of corporate overhead costs was based on the percentage of Division revenues to total CompuServe revenues. This allocation basis also approximated the percentage of Division total personnel in relation to total CompuServe personnel. Allocable corporate overhead costs consist primarily of salaries and benefits, other property costs, and professional fees. Corporate overhead cost allocations totaling $35,113 are included in the Division's statement of operations primarily as cost of revenues and general and administrative expenses.

CompuServe sponsors a 401(k) Investment Plan for all U.S. based employees. The Investment Plan allows for employees to defer up to 10 percent of their compensation. CompuServe matches 50 percent of employee contributions, up to 6 percent, with such amounts vesting ratably over five years of service. Included in total corporate allocations is $1,358 of charges to the Division for its allocable portion of CompuServe's matching contribution.

Network Services and Computer Operations Allocations

Included in the statement of operations as cost of revenues are allocations from CompuServe's Network Services Division and its computer operations support group totaling $173,066. These allocated costs represent charges for the Division's use of network, gateway and host services. The charges are allocated to the Division primarily based on the total of allocable costs incurred by CompuServe to administer and maintain its infrastructure multiplied by the percentage of total usage hours used by the Division to total usage hours of CompuServe.

9. Year 2000 Compliance (Unaudited)

The Division utilizes a significant number of computer software programs and operating systems across its entire organization, including applications used in operating the CompuServe service, the Division's proprietary software, member services, network access, content providers, joint ventures and various administrative and billing functions. To the extent the Division's software applications contain source codes that are unable to appropriately interpret the upcoming calendar year 2000, some level of modification, or even possibly replacement of such applications, may be necessary. The Division, in conjunction with AOL, has appointed a Year 2000 Task Force to perform an audit to assess the scope of the Division's risks and bring its applications into compliance. This Task Force is currently in the process of completing its identification of applications that are not Year 2000 compliant. In addition, the Division has begun to ask its vendors, joint venture partners and content partners about their progress in identifying and addressing problems that their computer systems may face in correctly processing date information related to the Year 2000.

The Division is in the early stages of conducting its Year 2000 audit and therefore is unable to make a reasonable estimate of the costs associated with Year 2000 compliance. Accordingly, no assurance can be given that any or all of the Division's or third party systems are or will be Year 2000 compliant or that the costs required to address the Year 2000 issue or that the impact of the Division's failure to achieve substantial Year 2000 compliance will not have a material adverse effect on the Division's business, financial condition or results of operations.


                     PRO FORMA FINANCIAL INFORMATION

On January 31, 1998 America Online, Inc. ("AOL" or the "Company") completed the acquisition of the interactive services division (the "COLS Business") of CompuServe Corporation ("CompuServe") pursuant to the previously announced Purchase and Sale Agreement (the "Agreement") dated as of September 7, 1997 by and among AOL, ANS Communications, Inc., a wholly-owned subsidiary of AOL
(prior to the consummation of the Purchase and Sale)("ANS"), and WorldCom, Inc., ("WorldCom"). In a three-way transaction, AOL acquired the COLS Business and received approximately $147 million in cash (excluding $15 million in cash received as part of the COLS Business and after purchase price adjustments made at closing) from WorldCom in exchange for AOL's network services subsidiary, ANS, all of the outstanding capital stock of which was transferred to WorldCom (the "Purchase and Sale"). In connection with the Purchase and Sale, AOL, WorldCom and ANS entered into a Master Agreement for Data Communications (the "Services Agreement") under which WorldCom will provide network services to AOL, including network management services and data communications services, for a five-year period. WorldCom will utilize the purchased ANS assets to provide such services to AOL. The Services Agreement provides AOL with exclusive use of the dial-up network infrastructure sold with ANS during peak usage periods and provides that the title to the modems and related equipment necessary to operate ANS's portion of the AOL dial up network will revert to AOL upon termination or expiration of the Services Agreement.

Concurrent with the Purchase and Sale, AOL's European partner, Bertelsmann, AG ("Bertelsmann"), paid $75 million to AOL for a 50% interest in the European component of the COLS Business (the "COLS European Business"). AOL and Bertelsmann have each invested an additional $25 million to operate the COLS European Business as part of an expanded joint venture relationship between the parties.

Immediately prior to AOL's acquisition of the COLS Business, WorldCom acquired CompuServe pursuant to an Agreement and Plan of Merger by and among H & R Block, Inc., H&R Block Group, Inc., a wholly-owned subsidiary of H&R Block, Inc.
(and the majority shareholder of CompuServe prior to the completion of the merger), WorldCom, and Walnut Acquisition Company, LLC, a wholly-owned limited liability company of WorldCom. WorldCom retained and will operate the network services division of CompuServe.

The unaudited pro forma combined condensed balance sheet gives effect to the transaction by and among AOL, ANS and WorldCom discussed above as if it had been consummated as of December 31, 1997. The unaudited pro forma combined condensed balance sheet combines the unaudited historical condensed balance sheet of AOL as of December 31, 1997 and the unaudited historical condensed balance sheet of the COLS Business as of October 31, 1997.

The unaudited pro forma combined statements of operations give effect to the transaction by and among AOL, ANS and WorldCom discussed above as if it had been consummated at the beginning of the periods presented. The unaudited pro forma combined statements of operations for the six months ended December 31, 1997 and 1996 combine the unaudited historical statements of operations of AOL for the six months ended December 31, 1997 and 1996 and the unaudited historical statements of operations of the COLS Business for the six months ended October 31, 1997 and 1996, respectively. The unaudited pro forma combined statement of operations for the year ended June 30, 1997 combines the audited historical statement of operations of AOL for the year ended June 30, 1997 and the audited historical statement of operations of the COLS Business for the year ended April 30, 1997.

The acquisition of the COLS Business is accounted for as a purchase business combination under APB 16, "Business Combinations". The purchase price is allocated to the tangible and intangible assets purchased, as well as liabilities assumed, based upon their respective fair values. The allocation of the purchase price included in the pro forma financial information is preliminary. The final values may differ from those set forth herein. The Company believes, however, that the final allocation will not be materially different from the pro forma allocation.

The pro forma information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have actually occurred if the transaction had been in effect on the dates indicated, nor is it indicative of the future operating results or financial position of the Company. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A. The pro forma information should be read in conjunction with the Company's June 30, 1997 financial statements and notes thereto contained in its Form 10-K dated September 29, 1997.


America Online, Inc.
Pro Forma Combined Condensed Balance Sheet as of December 31, 1997
(In thousands)
(Unaudited)

                                             Historical          Pro Forma

                                                                    Less
                                                                        COLS
                                                      COLS            European
                                           AOL     Business 1  ANS 2  Business 3
ASSETS
Current Assets:
 Cash, cash equivalents and short-
     term investments                  $  518,436   $      -  $   2,785  $     -
   Accounts receivable                    117,848      53,892    15,597   13,710
   Prepaid expenses and other current
      assets                               81,150      24,849     7,942    1,191
      Total current assets                717,434      78,741    26,324   14,901

Property and equipment, net               336,097      75,421    36,947    7,485

Other assets:
   Product development cost, net           83,635       1,600         -        -
   Other assets including available-for-
        sale securities                   155,097       6,162     6,513      978
   Goodwill and Other Assets               42,733      37,827    31,325        -
   Deferred income taxes                   48,165           -         -        -
       Total Assets                   $ 1,383,161    $199,751  $101,109   23,364

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable             $    68,485    $ 22,021  $  4,574  $ 2,180
   Other accrued expenses and
       liabilities                        334,631      32,382    47,189   12,496
   Deferred network services credit             -           -         -        -
   Deferred revenue                       174,392       5,552     3,882        -
       Total current liabilities          577,508      59,955    55,645   14,676

Notes payable                             371,391           -         -        -
Deferred income taxes                      48,165           -         -        -
Deferred revenue long-term                 79,384           -         -        -
Deferred network services credit                -           -         -        -
Other liabilities                           1,156           -         -        -
       Total Liabilities                1,077,604      59,955    55,645   14,676

       Total stockholders' equity         305,557     139,796    45,464    8,688
                                       $1,383,161   $ 199,751  $101,109  $23,364


                                                            Pro Forma
                                                      Other           Pro Forma
                                          Subtotal  Adjustments 4     Combined
ASSETS
Current Assets:
 Cash, cash equivalents and short-term
       investments                       $515,651    $204,500  A      $720,151
   Accounts receivable                    142,433       5,599          148,032
   Prepaid expenses and other current
        assets                             96,866     (17,470)B,C       79,396
      Total current assets                754,950     192,629          947,579

Property and equipment, net               367,086     (35,210)B,D      331,876

Other assets:
   Product development cost, net           85,235          -            85,235
   Other assets including available-for-
       sale securities                    153,768     124,719 E        278,487
   Goodwill and Other Assets               49,235      43,372 B,F       92,607

   Deferred income taxes                   48,165           -           48,165
       Total Assets                    $ 1,458,439   $325,510       $1,783,949

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                   83,752          -           83,752
   Other accrued expenses and
      liabilities                          307,328      29,617 G       336,945
   Deferred network services credit              -      76,307 H        76,307
   Deferred revenue                        176,062           -         176,062
 Total current liabilities                 567,142     105,924         673,066

Notes payable                              371,391           -         371,391
Deferred income taxes                       48,165           -          48,165
Deferred revenue long-term                  79,384           -          79,384
Deferred network services credit                 -     305,230 H       305,230
Other liabilities                            1,156           -           1,156
          Total Liabilities              1,067,238     411,154       1,478,392

          Total stockholders' equity       391,201      (85,644)       305,557
                                        $1,458,439    $ 325,510     $1,783,949

                                    See accompanying notes.


America Online, Inc.
Pro Forma  Combined Statement of Operations
For the six month period ended December 31, 1997
(In thousands, except per share data)
(Unaudited)

                                            Historical            Pro Forma

                                                                    Less
                                                                        COLS
                                                   COLS                European
                                        AOL      Business 1   ANS 2   Business 3

Revenues                              $1,113,634  $ 241,172  $ 23,742  $ 79,566

Costs and expenses:
   Cost of revenues                      712,987    169,347     5,044    66,297
   Marketing                             194,622     58,373    14,718    13,412
   Product development                    39,447     10,451         -         -
   General and administrative            104,974     23,440     2,885     7,533
   Amortization of goodwill                3,837        629     2,202         -
   Restructuring charge                   (1,306)         -         -         -
   Settlement charge                      (1,009)         -         -         -
       Total costs and expenses        1,053,552    262,240    24,849    87,242

Income (loss) from operations             60,082    (21,068)   (1,107)   (7,676)

Other income, net                          6,068          -       507         -

Income (loss) before provision for
      income taxes                        66,150    (21,068)     (600)   (7,676)

Provision for income taxes               (26,218)         -       228         -

Net income (loss)                     $   39,932   $ (21,068)  $ (372)  $(7,676)

Net income per common share -
       diluted                        $     0.17

Net income per common share - basic   $     0.20

Weighted average shares outstanding
                        - diluted        238,752

Weighted average shares outstanding
                        - basic          204,238

                                                      Pro Forma

                                                       Other          Pro Forma
                                       Subtotal     Adjustments 4      Combined

Revenues                             $1,251,498    $ (16,824) B      $1,234,674

Costs and expenses:
   Cost of revenues                    810,993       (98,440) B,H,I     712,553
   Marketing                           224,865        (3,512) B         221,353
   Product development                  49,898          (175) B          49,723
   General and administrative          117,996        (2,186) B         115,810
   Amortization of goodwill              2,264         7,491  B,F         9,755
   Restructuring charge                 (1,306)            -             (1,306)
   Settlement charge                    (1,009)            -             (1,009)
       Total costs and expenses      1,203,701       (96,822)         1,106,879

Income (loss) from operations           47,797        79,998            127,795

Other income, net                        5,561             -              5,561

Income (loss) before provision for
      income taxes                      53,358        79,998            133,356

Provision for income taxes             (26,446)      (26,403) J         (52,849)

Net income (loss)                     $ 26,912       $53,595         $   80,507

Net income per common share - diluted                                $     0.34

Net income per common share - basic                                  $     0.39

Weighted average shares outstanding
                          - diluted                                     238,752

Weighted average shares outstanding
                          - basic                                       204,238

                                    See accompanying notes.



America Online, Inc.
Pro Forma  Combined Statement of Operations
For the six month period ended December 31, 1996
(In thousands, except per share data)
(Unaudited)

                                              Historical         Pro Forma

                                                                    Less
                                                                        COLS
                                                    COLS              European
                                          AOL     Business 1   ANS 2  Business 3

Revenues                                 $ 759,394  $ 287,111  $14,205  $ 75,763

Costs and expenses:
   Cost of revenues                        463,042    237,767    2,699    69,369
   Marketing
      Marketing                            230,977    117,137    4,549    23,359
      Write off of deferred subscriber
           acquisition cost                385,221          -        -         -
   Product development                      38,339     12,319        -         -
   General and administrative               49,261     24,267      903     6,551
   Amortization of goodwill                  3,509        945    2,202         -
   Restructuring charge                     48,627     25,563        -         -
   Settlement charge                        24,300          -        -         -
        Total costs and expenses         1,243,276    417,998   10,353    99,279

Income (loss) from operations             (483,882)  (130,887)   3,852   (23,516)

Other income, net                            1,088          -        -         -

Income (loss) before provision for
     income taxes                         (482,794)  (130,887)    3,852  (23,516)

Provision for income taxes                       -     36,979        -        -

Net income (loss)                        $(482,794) $ (93,908)   $3,852  $(23,516)

Net income per common share - diluted    $   (2.58)

Net income per common share - basic      $   (2.58)

Weighted average shares outstanding -
          diluted                          187,454

Weighted average shares outstanding -
          basic                            187,454

                                                      Pro Forma

                                                      Other         Pro Forma
                                       Subtotal    Adjustments 4     Combined

Revenues                              $  956,537    $  (14,686) B     $  941,851

Costs and expenses:
   Cost of revenues                      628,741       (80,191) B,H,I    548,550
   Marketing
      Marketing                          320,206        (9,260) B        310,946
      Write off of deferred subscriber   385,221             -           385,221
          acquisition cost
   Product development                    50,658          (532)  B        50,126
   General and administrative             66,074        (1,451)  B        64,623
   Amortization of goodwill                2,252         7,175   B,F       9,427
   Restructuring charge                   74,190             -            74,190
   Settlement charge                      24,300             -            24,300
    Total costs and expenses           1,551,642       (84,258)        1,467,383

Income (loss) from operations           (595,105)       69,573         (525,532)

Other income, net                          1,088             -             1,088

Income (loss) before provision for
    income taxes                        (594,017)       69,573         (524,444)

Provision for income taxes                36,979       (36,979)   J            -

Net income (loss)                     $ (557,038)       32,594        $(524,444)

Net income per common share - diluted                                 $   (2.80)

Net income per common share - basic                                   $   (2.80)

Weighted average shares outstanding -
         diluted                                                        187,454

Weighted average shares outstanding -
         basic                                                          187,454

                                    See accompanying notes.





America Online, Inc.
Pro Forma  Combined Statement of Operations
Year Ended June 30, 1997
( In thousands, except per share data)
(Unaudited)

                                           Historical            Pro Forma

                                                                   Less
                                                                         COLS
                                                   COLS                European
                                      AOL        Business 1  ANS 2    Business 3

Revenues                              $1,685,228  $ 556,558  $ 30,092  $156,315

Costs and expenses:
   Cost of revenues                    1,074,051    425,869     5,192   137,431
   Marketing
       Marketing                         421,866    194,427    11,785    43,377
       Write off of deferred subscriber
            acquisition cost             385,221          -         -         -
   Product development                    79,145     25,563         -         -
   General and administrative            126,705     51,512     1,909    15,604
   Amortization of goodwill                6,549      1,575     4,404         -
   Restructuring charge                   48,627     32,784         -         -
   Contract termination charge            24,506          -         -         -
   Settlement charge                      24,204          -         -         -
       Total costs and expenses        2,190,874    731,730    23,290   196,412


Income (loss) from operations           (505,646)  (175,172)    6,802   (40,097)

Other income, net                          6,299          -        20         -

Income (loss) before provision for
       income taxes                     (499,347)  (175,172)    6,822   (40,097)

Provision for income taxes                     -     36,979         -         -

Net income (loss)                      $(499,347)  (138,193)    $6,822  $(40,097)

Net income per common share - diluted  $   (2.61)

Net income per common share - basic    $   (2.61)

Weighted average shares outstanding -
                    diluted              191,214

Weighted average shares outstanding -
                    basic                191,214


                                                      Pro Forma

                                                        Other         Pro Forma
                                          Subtotal   Adjustments 4    Combined

Revenues                             $ 2,055,379   $(32,507) B    $2,022,872

Costs and expenses:
   Cost of revenues                    1,357,297   (174,431) B,H,I 1,182,866
   Marketing
      Marketing                          561,131    (15,959) B       545,172
      Write off of deferred subscriber
            acquisition cost             385,221          -          385,221
   Product development                   104,708       (935) B       103,773
   General and administrative            160,704     (2,977)         157,727
   Amortization of goodwill                3,720     14,665  B,F      18,385
   Restructuring charge                   81,411          -           81,411
   Contract termination charge            24,506          -           24,506
   Settlement charge                      24,204          -           24,204
      Total costs and expenses         2,702,902   (179,637)       2,523,265
Income (loss) from operations           (647,523)   147,130         (500,393)

Other income, net                          6,279          -            6,279

Income (loss) before provision for
     income taxes                       (641,244)   147,130          (494,114)

Provision for income taxes                36,979    (36,979) J              -


Net income (loss)                      $(604,265)  $110,151          (494,114)


Net income per common share - diluted                               $   (2.58)

Net income per common share - basic                                 $   (2.58)

Weighted average shares outstanding -
                        diluted                                       191,214

Weighted average shares outstanding -
                         basic                                        191,214

                                  See accompanying notes.


Notes to Unaudited Pro Forma Combined Financial Statements


1. Reflects the assets and liabilities and the results of operations of the COLS Business acquired by AOL. The statements of operations of the COLS Business includes the results of operations of CompuServe's worldwide interactive services division including the results of operations of its wholly-owned subsidiaries Spry, Inc. (Spry), for all periods presented and CompuServe Works of Wonder, Inc. ("WOW!") for the period ended April 30, 1997. The WOW! interactive service was withdrawn effective January 31, 1997. The balance sheet reflects the financial position of the COLS Business including the assets and liabilities of Spry.

     The audited financial statements and the unaudited interim period financial statements of the COLS Business are included in this Form 8-K/A. Depreciation and amortization on the COLS Business statement of operations has been included in general and administrative expense for purposes of these pro formas.

2. Reflects the assets and liabilities and the results of operations of the ANS business exchanged for the COLS Business and $147 million in cash (excluding $15 million in cash received as part of the COLS Business and after purchase price adjustments made at closing)from WorldCom.

     The pro forma statements of operations reflect the elimination of all operating costs associated with the ANS business sold except for an estimate of the costs associated with operating the network which provides access to the Company's interactive service and which the Company expects to be an ongoing cost of its business.

     In generating third party revenues ANS primarily used the same personnel and network infrastructure that it used to provide access to AOL's internet/online service. Management has made its best estimate of the incremental variable costs it believes ANS incurred to generate third party revenues. General and administrative expenses incurred at ANS, including compensatory stock option charges related to the sale of ANS of approximately $8.9 million, have been allocated to AOL based on the ratio that ANS revenues generated from AOL bear to total ANS revenues on a standalone basis.

3. Reflects the assets and liabilities and the results of operations of the COLS European Business sold to Bertelsmann concurrent with the Purchase and Sale.

     The statements of operations and balance sheet have been prepared as if the COLS European Business had operated as an independent standalone entity for the periods presented. The financial statements include allocations of corporate administrative and network service costs. Management believes that these allocations are reasonable. These financial statements are not necessarily indicative of the financial position and results of operations that would have occurred had the COLS European Business been an independent standalone entity.

4. For purposes of these pro formas, the COLS Business has been valued at approximately $280 million. The $280 million valuation is allocated $130 million to the domestic and rest-of-world online business, including the assets of Spry, and $150 million to the COLS European Business, 50% of which was sold by AOL to Bertelsmann concurrent with the Purchase and Sale.

     A. Reflects the cash received from the Purchase and Sale, the sale of 50% of the COLS European Business to Bertelsmann, net of cash reinvested into the COLS European Business by AOL, and the minimum cash requirements associated with the purchase of the COLS Business and the sale of the COLS European Business.

     B. Management intends to dispose of the net assets of Spry within one year of the date of acquisition. Accordingly, the results of operations of Spry have been eliminated from the pro forma statements of operations. A portion of the $130 million purchase price has been allocated to Spry's net assets based upon the estimated net realizable value, including the expected operating results of Spry for the period prior to disposition. See
     Note 4E.

      C. Reflects the write down to fair value of approximately $15 million of certain current assets in connection with the allocation of the purchase price of the COLS Business.

     D. Reflects the write down to fair value of approximately $33 million of certain fixed assets in connection with the allocation of the purchase price of the COLS Business.

     E. Reflects AOL's investment in the COLS European Business and the impact of the allocation of Spry's assets to the estimated net realizable value, see Note 4B.

     F. Reflects the excess of the fair market value of the domestic and rest-of-world interactive services business (other than the COLS European Business) over the net book value of its historical assets and liabilities, after the recording of valuation adjustments. This excess represents intangible assets and goodwill of $80,904. The goodwill and intangible assets will be amortized on a straight line basis over five years.

     G. Reflects the accrual of certain liabilities directly associated with the Purchase and Sale including certain professional fees as well as other contractual obligations acquired by the Company.

     H. Reflects the excess of the fair market value of assets received over the net book value of the ANS business exchanged. This deferred network service credit will be amortized on a straight-line basis over the term of the Services Agreement as a reduction to network service expense, which is included in cost of revenues.

     I. Reflects the impact of the pricing contained in the Services Agreement as well as the impact of the amortization of the deferred network services credit. See Note 4H. The Company has retroactively applied the pricing it obtained in the Services Agreement by removing ANS's estimated historical cost of operating its portion of AOL's dial up network and applying the pricing from the Services Agreement as if the transaction was consummated at the beginning of each period presented as required by Rule 11-02(b)(6) of Regulation S-X. The Company does not believe that the benefit reflected in the cost of revenues is indicative of the impact the Services Agreement will have on the future operations of the Company because the Services Agreement is conditioned upon volume commitments substantially greater than the Company's volume requirements in the pro forma periods presented.


     J. Reflects the adjustment necessary to conform the effective tax rate applied to the pro forma combined results of operations to the effective tax rate of AOL on a standalone basis.


5. Certain amounts in the pro forma combined statement of operations for the year ended June 30, 1997 have been reclassified to conform to current year presentation. On March 16, 1998 the Company effected a two-for-one stock split of the outstanding shares of common stock that was effected by dividending one additional share for each share owned as of the record date, February 23, 1998. Accordingly, all data shown in the accompanying unaudited pro forma combined financial statements has been adjusted to effect the stock split.

                                SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 AMERICA ONLINE, INC.



Date:April 17, 1998              By:/S/LENNERT J. LEADER
                                 Lennert J. Leader
                                 Senior Vice President, Chief
                                 Financial Officer, Chief
                                 Accounting Officer, Treasurer
                                 and Assistant Secretary

                          EXHIBIT INDEX



     Exhibit
     Number    Description

     23        Consent of Ernst & Young LLP